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                                                                   EXHIBIT 11.1



                          COAST DENTAL SERVICES, INC.

                       COMPUTATION OF PER SHARE EARNINGS


                                                             QUARTER ENDED MARCH 31,
                                                           --------------------------
                                                              1999            2000
                                                           ----------      ----------
Net income ............................................    $1,117,930      $   (29,761)
                                                           ==========      ===========

Shares:
Basic weighted average number of shares outstanding ...     7,538,686        6,312,318
Additional shares issuable under stock options for
      diluted earnings per share ......................            31               --
                                                           ----------      -----------
Diluted weighted average number of shares outstanding       7,538,717        6,312,318
                                                           ==========      ===========

Basic earnings per share:
Net income ............................................    $      .15      $       .00
                                                           ==========      ===========

Diluted earnings per share:
Net income ............................................    $      .15      $       .00
                                                           ==========      ===========